EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 18, 2021 with respect to the statements of condition including the related portfolios of Dividend Sustainability Strategic Opportunity Portfolio 2021-1 and Global High Dividend Portfolio 2021-1 (included in Invesco Unit Trusts, Series 2112) as of February 18, 2021 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-251480) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
February 18, 2021